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                                  EXHIBIT 99.1
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                                                         CONTACT
                                                         JOSEPH W. MCDONNELL
                                                         BROADGATE
CONSULTANTS                                              212-232-2222
FOR IMMEDIATE RELEASE
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                  SIMMONS ACQUIRES CALIFORNIA DEALER OPERATIONS



ATLANTA, JANUARY 25, 2000 -- Simmons Company, a leading branded bedding company, today announced that it had acquired substantially all of the retail store locations and other assets of H&H Sleep Centers, Inc. and CBMC Corporation, operators of a network of Simmons premium branded bedding dealers in Los Angeles, Orange County and San Diego, California and surrounding locations.

         Simmons acquired the H&H and CBMC assets in a transaction involving the resolution of those companies' outstanding debt obligations to Simmons. Through a wholly-owned subsidiary, Simmons will operate approximately 40 retail locations in Southern California previously owned by H&H and CBMC.

         "Under the agreement completed today, Simmons has acquired control over retail stores in L.A., Orange County and San Diego in which Simmons intends to make a more substantial investment in management and controls than was possible prior to the acquisition, and which Simmons believes can become very successful," said Roger Franklin, Vice President of Finance for Simmons. He added, "Simmons already has designated seasoned retail professionals to run the operation and intends to enhance the management team further over time."

         "With proper strategic direction, financial control and oversight, this transaction should deliver substantial economic benefit to Simmons. However, Simmons is not in discussions with other


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retail customers about acquiring controlling interests in their operations.
Instead, Fenway will continue to pursue retail bedding acquisitions through a separate corporate platform," said Mark Genender, Managing Director of Fenway Partners, a New York-based investment firm which owns approximately 75 percent of Simmons.

         Founded in 1871, Simmons is a leading manufacturer and distributor of premium branded bedding products in the U.S. and the world leader in Pocketed Coil Innerspring technology. The company designs, manufactures, distributes and licenses a broad range of mattresses, box springs, bedding frames and sleep accessories under well-recognized brand names, including Simmons, Beautyrest, BackCare, Connoisseur Collection, and Maxipedic. Simmons' product lines are sold throughout the U.S. in specialty sleep shops, department and furniture stores and other retail outlets, and around the world through international licensing agreements.

         Headquartered in Atlanta, Simmons manufactures its products in 18 facilities in the U.S. and licenses its products in 17 countries on five continents. Simmons employs 2,800 people.


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